Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-26097 and No. 333-82417 on Form S-3, and No. 33-95546, No. 33-95548, No.
33-95550, No. 333-02560, No. 333-82393, No. 333-82411, No. 333-46680, and No.
333-75774 on Form S-8 of our report dated February 14, 2003, except for Note 18, as to which the date is March 25, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002) appearing in this Annual Report on Form 10-K of GrafTech International Ltd. (formerly UCAR International Inc.) and Subsidiaries for the year ended December 31, 2002.

/s/  DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

March 28, 2003